April 26, 2001



Dear Stockholder:

      It is our pleasure to invite you to IBP, inc.'s Annual Meeting of Stockholders to be held at IBP's World Headquarters at 800 Stevens Port Drive, Dakota Dunes, South Dakota on Thursday, May 31, 2001. The meeting will begin at 3:00 p.m. Central
Daylight Time. At the meeting, we will briefly review the Company's progress in 2000, discuss our prospects for 2001 and entertain questions.

     The following proxy statement contains information about the annual meeting. In addition to the proxy statement, IBP has included a copy of IBP's 2000 annual report on Form 10-K that has been filed with the Securities and Exchange Commission ("SEC"). Normally you would receive IBP's annual report to shareholders;
however, the annual report on Form 10-K contains most of the information typically found in the annual report to shareholders, and provides all of the financial information that the SEC requires to be sent with this proxy statement.

      If you are unable to attend the annual meeting in person, please be sure to vote your shares by proxy. We ask that you mark, sign, date and promptly return the enclosed proxy card in the enclosed self-addressed envelope, so we may be assured of a quorum to transact business. If you plan on attending the meeting we still encourage you to vote before the meeting by completing and returning the top-half of your proxy card. Your vote by proxy will assure us that we have an adequate number of shareholders represented at the meeting for a quorum. Your prompt response will help the Company prepare for the meeting and avoid additional and unnecessary solicitation costs. If you are attending the meeting please keep the bottom half of your proxy card as your ticket for admission. This ticket must be presented at the door for admission to the meeting. In person or by proxy, your vote is important. Thank you!

      To  obtain  current information regarding IBP, the  Company encourages investors to call the Investor Relations Department at
(605)   235-2587,   or  to  visit  IBP's  Internet   address   at
www.ibpinc.com.

     Your attention is directed to the attached proxy statement.


                                   Sincerely,



                                   Robert L. Peterson
                                   Chairman of the Board
                                   and Chief Executive Officer








                           IBP, inc.
                     800 Stevens Port Drive
                    Dakota Dunes,  SD  57049
                    -----------------------

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    To Be Held May 31, 2001

To the Stockholders:

     The Annual Meeting of Stockholders of IBP, inc. will be held in the Conference Center of IBP's World Headquarters located at 800 Stevens Port Drive in Dakota Dunes, South Dakota, on Thursday, May 31, 2001, at 3:00 p.m. Central Daylight Time for the following purposes:

        1. To elect eight directors to serve for one year terms expiring at the annual meeting in 2002 and until their successors are elected and qualified;

        2. To approve the performance-based bonus program for fiscal year 2001 of the Chairman and Chief Executive
        Officer of IBP; the President and Chief Operating Officer of IBP; and the Chief Executive Officer of Foodbrands America, Inc.; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Only stockholders of record at the close of business on April 9, 2001, will be entitled to notice of and to vote at the meeting.

      In order to assure a quorum, all stockholders are urged to vote by proxy. Whether or not you expect to attend, we urge you to read the accompanying proxy statement and then complete, sign, date and return the enclosed proxy card in the enclosed postage prepaid envelope. It is important that your shares be represented at the meeting. Your promptness will assist us in preparing for the meeting and avoiding the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each proxy card should be completed and returned. If you plan to attend the meeting, please remember to bring the bottom-half of your proxy card which is your ticket for admission to the meeting.







Robert L. Peterson
Chairman of the Board



Dakota Dunes, South Dakota
April 26, 2001
                           IBP, inc.
                     800 Stevens Port Drive
                    Dakota Dunes,  SD  57049

                    -----------------------
                        PROXY STATEMENT
                    -----------------------

                      GENERAL INFORMATION

  The enclosed proxy card, IBP's 2000 Annual Report on Form 10-K and this proxy statement have been mailed to stockholders on or about April 26, 2001, in connection with the solicitation of proxies by the Board of Directors of IBP, inc. ("IBP") for use at the Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held in the Conference Center of IBP's World Headquarters located at 800 Stevens Port Drive in Dakota Dunes, South Dakota, on May 31, 2001, at 3:00 p.m. Central Daylight Time. Stockholders of record at the close of business on April 9, 2001, are entitled to notice of and to vote at the meeting and at any adjournment thereof. As of the close of business on April 9, 2001, IBP had outstanding 106,007,822 shares of Common Stock, each of which is entitled to one vote.

  Unless instructed otherwise, the persons named as proxies intend to vote shares of Common Stock represented by duly executed proxies FOR the election of the nominees for director selected by the Board of Directors and FOR the performance-based bonus plan for fiscal year 2001 of the Chairman and Chief Executive Officer of IBP; the President and Chief Operating Officer of IBP; and the Chief Executive Officer of Foodbrands
America, Inc.  (referred to herein as the "Bonus Plan").   If any  other
business is properly brought before the annual meeting, the proxies will be voted in accordance with the discretion of the persons named as proxies. Any proxy may be revoked by the stockholder at any time prior to the voting of the proxy at the meeting by a written revocation received by the Secretary of IBP, by properly executing and delivering a later-dated proxy or by attending the meeting and requesting the return of the proxy and voting in person.

  A majority of the outstanding shares of Common Stock must be represented at the annual meeting in person or by proxy in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock as of April 9, 2001, will have one vote for each share so held.

   Directors are elected by a plurality of the votes cast. Stockholders may not cumulate their votes. The eight candidates receiving the highest number of votes will be elected as directors. Under Delaware law and IBP's Bylaws, abstentions and broker non-votes are not counted and have no effect on the tally as to which of the eight candidates have received the highest number of votes and are elected as directors, except that the withholding or abstention of a vote denies the candidate that vote. A vote of the majority of the shares represented at the meeting is required for approval of the Bonus Plan. The effect of an abstention on the approval of the Bonus Plan is the same as a vote against the Bonus Plan. A broker non-vote has no effect on the vote for or against the Bonus Plan. Under certain conditions, if you do not exercise the voting rights of stock in which you hold the beneficial interest, those shares might be voted by the record owner.

Solicitation of Proxies
   The expense of this solicitation will be paid by IBP. To the extent necessary to assure sufficient representation at the meeting, proxies may be solicited by any appropriate means by officers, directors and regular employees of the Company for which they will receive no additional compensation. IBP will retain the services of Corporate Investor Communications at a cost of approximately $8000 plus certain mailing costs, to deliver proxy material and to aid in the solicitation of proxies to ensure that a quorum is represented at the annual meeting. IBP will pay persons holding stock in their names or the names of their nominees, but not owning such stock beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting material to their principals.

Stockholder Proposals for 2002 Annual Meeting
   In the event that any stockholder desires to submit a proposal for action at the 2002 Annual Meeting of Stockholders, such proposal must be received at IBP's principal offices at 800 Stevens Port Drive, Suite 836, Dakota Dunes, South Dakota 57049, marked to the attention of the Secretary of IBP, no later than December 28, 2001. It is suggested that any stockholder desiring to submit a proposal do so by certified mail, return receipt requested. Stockholders should also note that, in addition to the requirement of timely receipt by IBP of a proposal, a proposal must comply with the requirements of Section 14(a) of the Securities Exchange Act of 1934 to be included in the proxy solicitation material for the 2002 Annual Meeting of Stockholders.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   As of April 17, 2001, to the knowledge of IBP, no person beneficially owned 5% or more of any class of the outstanding voting securities of IBP, except as follows:

               Name and Address of                    Amount and Nature           Percent of
Title of Class Beneficial Owner                       of Beneficial Ownership (#) Class (%)
-------------- -------------------                    --------------------------- ----------
Common Stock   Archer-Daniels-Midland Company ("ADM")  12,951,400 (1)              12.22%
               4666 Fairies Parkway
               Decatur, IL  62526
Common Stock   Brandes Investment Partners, L.P.        9,633,297 (2)               9.09%
               12750 High Bluff Drive
               San Diego, CA  92130

__________________
(1) ADM has sole investment power over 12,951,400 shares, and sole voting power over 12,951,400 shares, according to its Schedule 13D dated October 3, 2000, and filed with the Securities and Exchange Commission ("SEC").
(2)  Brandes  Investment  Partners, L.P.;  Brandes  Investment
     Partners, Inc.; Brandes Holdings, L.P.; Charles H. Brande; Glenn R. Carlson; and Jeffrey A. Busby have shared investment power over 9,633,297 shares, and shared voting power over 9,633,297 shares, according to the Schedule 13D dated October 27, 2000, and filed with the Securities and Exchange Commission.


                         ELECTION OF DIRECTORS

   It is intended that proxies received will be voted FOR the election of eight nominees as directors unless authority to so vote is withheld. Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the meeting, the proxies may, but need not, be voted for a substitute nominee selected by the Board of Directors.

   The Bylaws of IBP provide that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely notice in proper written form, containing the information required by the Bylaws, to the Secretary of IBP. To be timely, such notice must be delivered to or mailed to and received at the principal executive offices of IBP not less than 60 nor more than 90 days prior to the meeting. However, if less than 60 days' notice or public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

   The following biographical information is furnished as of March 21, 2001, with respect to each of the eight nominees for election as director at the annual meeting.

RICHARD L. BOND, 53                                Director since 1995
   Mr. Bond has served as the President and Chief Operating Officer of IBP since March 1, 1997. Prior to that he was President, Fresh Meats since 1995; Executive Vice President, Beef Division since 1994; and the Group Vice President, Beef Sales and Marketing since 1989.

JOHN S. CHALSTY, 67                                Director since 1987
   Mr. Chalsty is Senior Advisor to Credit Suisse Boston, which merged in November, 2000 with Donaldson, Lufkin & Jenrette, Inc. ("DLJ"). He was elected Chairman of the Board of DLJ in February, 1996. He served as Chief Executive Officer from September 1986 to February 1998. Mr. Chalsty also served as President of DLJ from 1986 to 1996, after having served as Chairman of DLJ's Capital Markets Group for more than two years. He joined the firm in 1969 as an oil analyst. He was elected to DLJ's Board of Directors in 1971 and was named Director of Research in 1972. Mr. Chalsty was appointed head of the Investment Banking Division in 1979. When the firm was reorganized in January, 1984 Mr. Chalsty was named Chairman of the Capital Markets Group. Currently, Mr. Chalsty is also a member of the Board of Directors of AXA Financial, Occidental Petroleum Corporation, and SAPPI Limited. From 1990 to 1994 Mr. Chalsty served as Vice Chairman of the New York Stock Exchange Inc.

DR. WENDY L. GRAMM, 56                            Director since 1993
  Dr. Gramm chaired the Commodity Futures Trading Commission from 1988 to 1993. She has served as Administrator for Information and Regulatory Affairs at the White House Office of Management and Budget
(OMB) and was the Executive Director of the Presidential Task Force on Regulatory Relief. Dr. Gramm also directed the Federal Trade Commission's Bureau of Economics. She holds a Ph.D. in economics from Northwestern University and began her career as a professor of economics at Texas A&M University. Dr. Gramm is an economist and is Director of the Regulatory Studies Program of the Mercatus Center at George Mason University in Fairfax, Virginia. She serves on the
Boards of Directors of Enron Corporation, State Farm Insurance Companies, and Invesco Funds.

JOHN J. JACOBSON, JR., 57                          Director since 1998
   Mr. Jacobson is the President of TransAm Trucking, Inc. ("TransAm") which he founded in 1987. For a twenty year period prior to 1987, Mr. Jacobson was a member of the Board of Directors and an Executive Vice President of Idlewild Foods, Inc., a holding company which controlled National Beef Packing, Co., a beef products company; Liberal International Sales, an export sales company of meat and by-products; and Supreme Feeders, a commercial cattle feeding operation. Mr. Jacobson occupied executive positions in all of the companies controlled by Idlewild Foods, Inc. In addition, Mr. Jacobson was the President and founder of National Carriers, the nation's third largest refrigerated carrier. TransAm is one of the carriers that provides services to IBP, and in 2000 approximately 15.7% of TransAm's revenues were derived from services provided to IBP.

EUGENE D. LEMAN, 58                                Director since 1989
   Mr. Leman has served as the Chief Executive Officer, Fresh Meats of IBP since February 1, 2000. Prior to that he was the President, Fresh Meats since 1997; the President, Allied Products since 1995; and the Executive Vice President, Pork Division since 1986.

DR. MARTIN A. MASSENGALE, 67                       Director since 1996
   Dr. Massengale has been President Emeritus; Director, Center for Grassland Studies; and Foundation Distinguished Professor at the University of Nebraska since 1994. From 1958 to 1976 Dr. Massengale was a professor at the University of Arizona and the Associate Dean, College of Agriculture, University of Arizona. From 1976 to the
present he has been with the University of Nebraska where he has served as a Vice Chancellor, Chancellor, Interim President and President of the University, a position he held from 1991 to 1994. Dr. Massengale has been named to the Board of Directors of Lincoln Insurance Group, LIG, Inc., Woodmen Accident & Life Company, and the Board of Managers of America First Companies, L.L.C.

ROBERT L. PETERSON, 68                             Director since 1976
  Mr. Peterson has served as Chairman of the Board and Chief Executive Officer of IBP since August 12, 1981. Mr. Peterson joined IBP in
1961. He left IBP in 1969 for a period during which he started a pork products company, Madison Foods, Inc. He returned to IBP in 1976 when IBP acquired Madison Foods, Inc. In 1977, he was elected IBP's President and Chief Operating Officer.

JOANN R. SMITH, 61                                 Director since 1993
  Ms. Smith served as Assistant Secretary for Marketing and Inspection Services for the United States Department of Agriculture (USDA) from 1989 to 1993 and has served in numerous capacities in the livestock industry. She is a former President of the National Cattlemen's Beef Association and has chaired the Cattlemen's Beef Promotion and Research Board. Ms. Smith is President of Smith Associates, an agricultural marketing business.



Information Regarding the Board of Directors and its Committees

    The Board of Directors has established an Audit Committee, Compensation Committee, Executive Committee, Nominating Committee, Plans Administration Committee and a Special Committee for the purpose of the recent merger negotiations involving the Company.

   The Board of Directors met six times during the 2000 fiscal year. All directors attended at least 75 percent of the Board of Directors meetings. All directors attended at least 75 percent of the committee meetings for which they were eligible.

   The Executive Committee, during the intervals between meetings of the Board of Directors, exercises all powers of the Board of Directors, except as otherwise provided by law and the IBP Bylaws. The members of the Executive Committee currently are Messrs. Peterson (Chairman), Bond, and Leman. The Executive Committee met or acted by written consent sixteen times during 2000.

    The Audit Committee selects the firm of independent public accountants to audit the financial statements of IBP and its consolidated subsidiaries, subject to approval of the Board of Directors; discusses with the independent public accountants the scope and results of their audit; discusses with the independent public accountants, and with the management of IBP, IBP's financial, accounting and reporting principles, policies and practices; discusses with the independent public accountants, and with the Controller of IBP and his staff, the adequacy of the corporation's accounting, financial and operating controls; and reports to the Board of Directors. The members of the Audit Committee currently are Dr.
Massengale (Chairman), Mr. Chalsty, Dr. Gramm, Mr. Jacobson, Mr. Sanem and Ms. Smith. The Audit Committee held four meetings during 2000.

    The Compensation Committee reviews and approves compensation arrangements, including annual incentive awards, for officers of IBP. The members of the Compensation Committee currently are Mr. Chalsty (Chairman), Dr. Gramm, Mr. Jacobson, Dr. Massengale, Mr. Sanem and Ms. Smith. The Compensation Committee held one meeting during 2000.

   The Nominating Committee makes recommendations as to candidates for election to the Board of Directors and their qualifications to fill board vacancies in connection with proposed slates of nominees for directors for whose election proxies will be solicited by the Board of Directors. The Nominating Committee will consider properly submitted recommendations of stockholders if the recommendation is submitted pursuant to the procedures previously outlined. The members of the Nominating Committee currently are Dr. Gramm (Chairperson), Mr. Chalsty, Mr. Jacobson, Dr. Massengale, Mr. Sanem and Ms. Smith. The Nominating Committee held one meeting during 2000.

   The Plans Administration Committee administers the restricted stock and employee stock option plans of IBP. The members of the Plans Administration Committee currently are Ms. Smith (Chairperson), Mr. Chalsty, Dr. Gramm, Mr. Jacobson, Dr. Massengale, and Mr. Sanem, none of whom are eligible for selection as participants in these plans. The Plans Administration Committee (including sub-committees) held one meeting during 2000.

   The Special Committee was established by the Board of Directors to make recommendations on whether to consider a proposal by DLJ Merchant Banking Partners III, Inc. to acquire IBP, as well as with respect to other such proposals, including the Tyson Foods, Inc. proposal. The members of the Special Committee currently are Ms. Smith (Chairperson), Dr. Gramm, Mr. Jacobson, Dr. Massengale and Mr. Sanem. The Special Committee held 36 meetings during 2000.

Information Regarding Directors' Compensation

   Officers of IBP who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or of any committee of the Board of Directors. Non-management directors receive a retainer fee of $25,000 per annum, $2,500 per annum for each committee they chair and $1,000 for each board or committee meeting that they attend excluding the Special Committee. The Special Committee receives a fee of $1,500 per meeting, and the chairperson receives $1,050 per quarter for chairing the Special Committee. Non-management directors also receive stock options pursuant to the IBP Directors Stock Option Plan.


                   SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth, as of March 30, 2001, beneficial ownership of IBP Common Stock, the sole class of IBP stock, for each director of IBP, for each person nominated as a director of IBP, for each executive officer named in the Summary Compensation Table and for all directors and executive officers (including those executive officers not named in the Summary Compensation Table, if any) of IBP as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the Common Stock shown as beneficially owned by them.

                                                          Amount and
                                                          Nature of
                                                          Beneficial      Percent of Class
Name of Beneficial Owner - Position with IBP              Ownership(#)(1)      (%)(2)
--------------------------------------------              --------------- ----------------
Richard L. Bond - Director and Executive Officer               128,990           *
John S. Chalsty - Director                                      10,400           *
R. Randolph Devening - Executive Officer                         4,000           *
Wendy L. Gramm - Director                                        5,400           *
Craig J. Hart - Executive Officer                               28,723           *
John J. Jacobson, Jr. - Director                                13,100           *
Eugene D. Leman - Director and Executive Officer               166,417           *
Martin A. Massengale - Director                                  2,775           *
Robert L. Peterson - Director and Executive Officer            761,002           *
Michael L. Sanem - Director                                     61,100           *
Larry Shipley - Executive Officer                               71,380           *
JoAnn R. Smith - Director                                        7,000           *
All Directors and Executive Officers As A Group (12 Persons) 1,260,287         1.19%

__________________
(1) This number includes stock options granted pursuant to the IBP 1987 Stock Option Plan, the IBP 1993 Stock Option Plan, the 1996 Stock Option Plan and the IBP Directors Stock Option Plan, and which are exercisable as of March 30, 2001, or within 60 days thereafter: Mr. Bond 120,640; Mr. Chalsty 5,400; Mr. Devening 4,000; Dr. Gramm 5,400; Mr. Hart 22,906; Mr. Jacobson 1,100;
     Mr. Leman 95,200; Dr. Massengale 1,700; Mr. Peterson 294,000; Mr. Sanem 1,100; Mr. Shipley 48,860; and Ms. Smith 3,200.
(2) Individually, the executive officers, directors and nominees for director beneficially own less than 1% of IBP's Common Stock.


                   JOINT REPORT OF THE COMPENSATION
                 AND PLANS ADMINISTRATION COMMITTEES

Compensation and Plans Administration Committees

   The Compensation Committee of the Board of Directors is comprised entirely of outside directors. The Committee is responsible for establishing the levels of compensation (except stock option grants and long-term stock awards) for the executive officers of the Company. The Committee annually evaluates IBP's performance and compensation paid to its executive officers.

  The Plans Administration Committee reviews and approves the grant of stock options and awards of restricted stock pursuant to IBP's stock option and long-term stock plans for the Company's officers and employees. This committee is comprised entirely of outside directors.




Committees' Report on Executive Compensation

Base Salary
  The annual compensation of executive officers of IBP includes a base salary, coupled with a cash bonus which is calculated in accordance with an established formula based on the operating income of IBP. The Compensation Committee from time to time uses outside consultants and published compensation survey data to review competitive rates of pay, to establish salary ranges and to set target base salary levels for officers. The amount of the employee's base salary is a function of the employee's officer position, or grade level, and individual performance. The employee's individual performance is measured against expectations related to budgetary performance or operating income results and operating performance standards.

Bonus Payments
    The annual compensation of employees participating in IBP's officers' bonus program, including executive officers, is dependent on overall corporate performance. The dollar amount of the bonus pool from which bonuses are paid is established as a percent of operating income as adjusted for non-operating expenses such as pushdown accounting. Target bonuses are based on the percent of increase or decrease in such operating income from the prior year.

Stock Option Grants and Restricted Stock Awards
  IBP has stock option plans for all of its management employees and a long-term stock plan for its officers, including executive officers. The purpose of the plans is to assist in securing and retaining employees of ability by making it possible to offer them an incentive, in the form of a proprietary interest in IBP, to join or continue in the service of IBP and to increase their efforts on its behalf.

   Levels for both stock option grants and restricted stock awards are established by the Plans Administration Committee on the basis of an employee's officer position or grade level. Stock options are typically granted for terms of ten years and normally become exercisable in increments beginning after the second and continuing through the fifth year of the stock option term. The restricted stock awards are made subject to continued employment, generally for five years.

Corporate Performance

   In evaluating corporate performance to establish compensation for fiscal year 2000, the Compensation Committee considered the fact that operating income for 1999 for bonus purposes was up 47% from 1998 and net earnings per diluted share were up to $2.96 in 1999 from $1.72 in 1998. The Compensation Committee established a standard salary increase budget of 4%, for fiscal year 2000 for officers. The budget percentage was based on the standard percentage increase for all management employees of the Company. Individual salary increases were determined for all management employees, including executive officers, based on each individual's contributions to operating unit and corporate performance.

Compensation of the Chairman and Chief Executive Officer

   The Compensation Committee of the Board of Directors set the following bonus formula for IBP's Chairman and Chief Executive Officer for fiscal year 2000:

  The bonus formula for IBP's Chairman and Chief Executive Officer for fiscal year 2000 was set by the Compensation Committee and approved by shareholders at the 2000 Annual Meeting, and was calculated by taking the percentage used to calculate the Chairman and Chief Executive's bonus for the first one hundred million of operating earnings from the prior year (1.627 percent in fiscal 1999), times one plus the percent of average salary increase for IBP management for the bonus year expressed in decimal form, the product of which gives the "Derived Percentage". The annual bonus for the Chairman and Chief Executive Officer was determined by taking the Derived Percentage of the first one hundred million of operating earnings in 2000 plus one percent of any excess over one hundred million dollars. Earnings from operations for purposes of management bonuses are calculated prior to the effects of pushdown accounting and other non-recurring items.

   The bonus method was designed to incentivize Mr. Peterson, with a performance-based bonus that was competitive with the industry and also allows the Company to take a deduction for federal income tax purposes.

  John S. Chalsty         Wendy L. Gramm       John J. Jacobson, Jr.
  Martin A. Massengale    Michael L. Sanem     JoAnn R. Smith


    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
                        COMPENSATION DECISIONS

    The   members  of  the  Compensation  Committee  are  Mr.  Chalsty
(Chairman), Dr. Gramm, Mr. Jacobson, Dr. Massengale, Mr. Sanem and Ms.
Smith.


                        AUDIT COMMITTEE REPORT

  The audit committee has reviewed and discussed the audited financial statements with the Company's management. In addition, the audit committee has communicated with the Company's independent auditors, PricewaterhouseCoopers LLP ("PwC"), in regards to those matters required by SAS 61 (as may be modified or supplemented), has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (as may be modified or supplemented), and has discussed with PwC the independence of PwC. Based on the above mentioned review and discussion, the audit committee recommended to the Board of Directors that the audited financials be included in the Company's Annual Report on Form 10-K.

   The audit committee has adopted a charter, a copy of which was attached as Appendix 1 to the Company's March 20, 2000 proxy statement. The members of the audit committee have been determined to be independent pursuant to the New York Stock Exchange Rules 303.01(a)(B)(2)(a) and (3).

  Martin A. Massengale     Wendy L. Gramm           Michael L. Sanem
  John S. Chalsty          John J. Jacobson, Jr.    JoAnn R. Smith


                    SUMMARY COMPENSATION TABLE (1)

                                                                   LONG-TERM
                                                                 COMPENSATION
                               ANNUAL COMPENSATION                  AWARDS
                        ----------------------------------  ---------------------
                                                   Other
                                                   Annual   Restricted Securities   All Other
Name  and  Principal                               Compen-    Stock    Underlying    Compen-
      Position          Year   Salary    Bonus    sation     Awards    Options       sation
                                 ($)       ($)     ($)(2)     ($)(3)       (#)       ($)(4)
-----------------      ----  ---------  ---------  ------   --------   --------     --------
Robert L. Peterson     2000  1,000,000  5,205,853  62,599                60,000      302,023
Chairman   and         1999  1,000,000  6,316,914  51,125                     0      304,878
Chief   Executive      1998  1,000,000  4,568,006  57,566                30,000      160,486
Officer

Richard L. Bond        2000    688,532    933,053            529,968     50,000      177,989
President and          1999    555,317    853,740                             0      174,099
Chief Operating        1998    516,667    550,800                        21,000       30,243
Officer

Eugene D. Leman        2000    464,942    559,576            371,508     16,200      136,869
Chief Executive        1999    349,849    520,200                             0      133,661
Officer, Fresh Meats   1998    325,500    346,800                        12,000       19,096

Larry Shipley          2000    288,750    346,449                        12,000       35,624
Chief Financial        1999    282,292    383,240                             0       35,736
Officer                1998    289,150    260,000                        12,000       16,942

Craig J. Hart          2000    148,491     65,000            200,000      3,120       22,313
Vice President         1999     99,936    103,180                             0       21,131
and Controller         1998     92,083     70,000                         3,120        5,403

R. Randolph Devening (5)
President & Chief      2000    760,000     50,000                         6,000      109,882
Executive Officer,     1999    728,000    728,000                        10,000       35,999
America, Inc.          1998    700,000  1,217,650                             0       35,700

_______________________________
(1) No other types of compensation required to be reported in the table were paid or were payable to any of the named executive officers and, therefore, the column which the SEC regulations created to report "Long-Term Incentive Plan Payouts" has been deleted from the table. IBP has not granted any SARs pursuant to the IBP 1993 Stock Option Plan and 1996 Stock Option Plan and has therefore removed SARs from the columns of this table and reported only options.
(2) Except for Mr. Peterson, the perquisites and other personal benefits provided to the executive officers do not exceed the threshold established by the SEC and are not reported in the table. The other annual compensation reported for Mr. Peterson consists of perquisites provided by the Company. For the perquisites reported in 2000, $29,201 of this amount is attributable to Company automobile expenses and $28,231 is attributable to Mr. Peterson's personal use of Company aircraft.
(3) Restricted stock was granted to certain officers pursuant to the IBP Officer Long-Term Stock Plan. The shares vest five years from the date of grant contingent upon continued employment with IBP. Early vesting may occur pursuant to the Plan's provisions due to events such as death or total disability. The value of the shares on the date of grant is listed for the named executive officers in the Summary Compensation Table. Under certain past grants, and certain future grants to executive officers, the Company is obligated to pay the executive officer's mandatory minimum Federal tax withholdings and Medicare tax portion of the Federal Insurance
Contribution Act upon vesting and receipt of the shares. Dividends paid on the restricted stock are used to purchase additional shares of restricted stock pursuant to the provisions of the Plan. These additional shares are then credited to an officer's award. The number of shares of restricted Common Stock in each named officer's account pursuant to the IBP Officer Long-Term Stock Plan on December 30, 2000, and the aggregate fair market value of the shares based upon a fiscal year-end closing price of $26.75 per share, were as follows: Mr. Peterson - 101,443 shares valued at $2,713,600; Mr. Bond - 46,641 shares valued at $1,247,647; Mr. Leman - 33,106 shares valued at $885,586; Mr. Shipley - 14,104 shares valued at $377,282; and Mr. Hart
- 7,767 shares  valued at $207,767.
(4) All Other Compensation includes 1998 profit sharing contributions made by the Company into the named officer's account in the IBP Retirement Income Plan ("RIP") and the matching contributions made by the Company in 1999 and 2000. The matching contribution attributable to each named officer for 2000 is as follows: Mr. Peterson - $58,500; Mr. Bond - $20,656; Mr. Leman - $13,948; Mr. Shipley - $0; and Mr. Hart - $4,257. The profit sharing and employer matching amounts contributed by Foodbrands America, Inc. ("Foodbrands") into Mr. Devening's 401(k) account in 2000, and which are attributable to IBP, equaled $6,193. All Other Compensation also reports life insurance premiums paid by the Company for the named officer. The amount of insurance premiums paid by the Company for each named officer in 2000, and any cash surrender value the named officer is entitled to under a policy, is as follows: Mr. Peterson - $243,523; Mr. Bond - $157,333; Mr. Leman - $122,921; Mr. Shipley -
$35,624; and Mr. Hart - $18,056. Foodbrands paid $103,689 in life insurance premiums for Mr. Devening in 2000 which is attributable to IBP.
(5) Mr. Devening is the President and Chief Executive Officer of Foodbrands, a subsidiary of IBP.

Employment Contracts

   Except for Mr. Peterson, IBP has employment agreements with all of its executive officers, including Messrs. Bond, Leman, Shipley and Hart. Each agreement is for a term of five years, Messrs. Bond's and Leman's commenced February 1, 2000; Mr. Shipley's commenced August 18, 1997 and Mr. Hart's commenced December 26, 2000. Each provides for a one year non-compete obligation from the employee following the termination of employment with IBP. The agreements provide for, among other things, a minimum base salary and participation in IBP employee benefit plans including specifically stock options and the IBP Officer Long-Term Stock Plan as an incentive to an employee's long term commitment to IBP. For the four IBP executive officers named in the Summary Compensation Table who currently have IBP employment contracts, the minimum base salaries are: Mr. Bond - $700,000; Mr. Leman - $475,000; Mr. Shipley - $250,000; and Mr. Hart - $180,000.
While the agreements terminate by their terms after five years, either party to an agreement has the right to terminate it, subject to the non-compete obligation, upon one year's notice.

   In February of 2001, the IBP board of directors authorized and approved a severance plan for certain IBP officers which will only go into effect if the merger with Tyson is consummated. Prior to the board's authorization, the severance plan was discussed with, and approved by Tyson. The IBP, inc. Officer Special Severance Plan (the "Officer Plan") would provide severance benefits to certain officers of IBP or certain subsidiaries upon termination of their employment under certain circumstances if such termination occurred during the period commencing upon a change of control of IBP (the "Change of Control") and ending on September 30, 2002. Each terminated officer qualifying for severance benefits would receive severance pay equal to the sum of (i) 1.5 times such officer's annual base salary in effect on the date of termination or on the effective date of the Change of Control, whichever is greater, plus (ii) the amount of such officer's average annual bonus for the three consecutive performance periods ending immediately prior to termination. In addition, each such officer would become fully vested in any shares of restricted IBP stock issued prior to the effective date of the Change of Control, and would be entitled, under certain circumstances, to have IBP reimburse such officer for the cost of COBRA for the officer and his or her eligible dependents. IBP does not have any other termination or change of control plans or contracts with any of its employees, except as provided for in the IBP 1987 Stock Option Plan, the IBP 1993 Stock Option Plan, the 1996 Stock Option Plan, the IBP Officer Long-Term Stock Plan and the 1996 Officer Long-Term Stock Plan.

  Mr. Devening's agreement commenced on August 2, 1994 and was amended on December 31, 1996. The minimum base salary for Mr. Devening is $700,000, and in addition Mr. Devening is entitled to an annual bonus based on Foodbrands obtaining target goals for earnings before interest and taxes ("EBIT"). Mr. Devening's agreement also contains a non-compete obligation in which Mr. Devening agrees not to compete for a period of twenty-four (24) months after termination, and in return he will receive a payment of $1 million dollars distributed over such twenty-four month period. In addition, Mr. Devening's employment agreement and a stay bonus agreement call for Foodbrands to make certain payments to Mr. Devening due to the change of control which occurred upon IBP's acquisition of Foodbrands.



                       OPTION GRANTS TABLE

                    Option Grants in 2000 (1)

                                                                      Potential Realizable
                                                                     Value  at Assumed Annual
                                                                      Rates  of  Stock Price
                                                                         Appreciation For
                        Individual Grant                             Option  Term  (10 years)
              -----------------------------------------------------  -----------------------
                 Number of      Percent of
                 Securities     Total Options
                 Underlying     Granted       Exercise
                 Options        to Employees  or Base
                 Granted        in Fiscal     Price        Expiration
Name               (#)(2)          Year(%)   ($/share)        Date       5%($)    10%($)
-----            --------       --------      ---------    --------     -------  ---------
Robert L. Peterson 60,000        6.24%         12.9375      2/18/10     487,950  1,237,350
Richard L. Bond    50,000        5.20%         12.9375      2/18/10     406,625  1,031,125
Eugene D. Leman    16,200        1.68%         12.9375      2/18/10     131,747    334,085
Larry Shipley      12,000        1.25%         12.9375      2/18/10      97,590    247,470
Craig J. Hart       3,120         .32%         12.9375      2/18/10      25,373     64,342
R. Randolph         6,000         .62%         12.9375      2/18/10      48,795    123,735
Devening

______________________
(1) All options were granted pursuant to the 1996 Stock Option Plan. IBP has not granted any SARs pursuant to the 1996 Stock Option Plan, and has therefore removed SARs from the title and columns of this table and has reported only options.
(2) The options are granted for terms of ten years and become exercisable in increments beginning after the second and continuing through the fifth year of the option term. All options are priced at the fair market value of the IBP Common Stock on the effective date of the grant.


  AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES TABLE

                 Aggregated Option Exercises in 2000
                 and 2000 Year-End Option Values (1)



                   Shares
                  Acquired                 Number of Securities          Value of Unexercised
                     On       Value       Underlying Unexercised        In-The-Money Options
                  Exercise   Realized   Options at 2000 Year-End (#)     at 2000 Year-End ($)
                                        --------------------------   --------------------------
      Name           (#)       $        Exercisable  Unexercisable   Exercisable  Unexercisable
                   ------    ------     -----------  -------------   -----------  -------------
Robert L. Peterson                         294,000       126,000       2,887,125     1,378,500
Richard L. Bond                            114,308       103,712         937,436     1,090,911
Eugene D. Leman (2) 4,000    53,000         93,294        51,906         912,775       532,863
Larry Shipley(2)      420     5,410         48,860        38,800         308,841       384,000
Craig J. Hart(2)    1,726    14,319         22,906         9,984         161,489       100,269
R. Randolph                                      0        22,000               0       209,250
Devening


______________________
(1) IBP has not granted any SARs pursuant to the IBP 1993 Stock Option Plan and 1996 Stock Option Plan, and has therefore removed SARs from the title and columns of this table and has reported only options granted.
(2)             The  shares  acquired on exercise by  Mr.  Leman,  Mr.
Shipley and Mr. Hart were held by them. For the value realized, IBP has reported the product of the number of shares exercised times the difference between the closing price of IBP Common Stock on the date of exercise and the option exercise price.

                        PERFORMANCE GRAPH

   The following performance graph compares the registrant's stock performance over the past five years against the performance of both an equity market index and a peer group index that cover the same five year period.

                            IBP, inc.
         Comparison of Five Year Cumulative Total Return
          IBP, inc., S&P 500 Index and S&P 400 Index (1)





                  1995       1996      1997       1998      1999      2000
                  ----       ----      ----       ----      ----      ----
IBP, inc.        $100.00    $ 96.42   $ 83.61    $115.85   $ 71.05   $108.50
S&P 500           100.00     125.08    160.30     211.97    252.18    227.51
S&P 400           100.00     124.37    156.39     211.99    260.48    216.78


(1)            Assumes $100 invested on December 29, 1995 in IBP, inc.
Common Stock, the S&P 500 Index, and the S&P 400 Index. Each of the three measures of cumulative total return assumes reinvestment of dividends.



      APPROVAL OF MATTERS BEING SUBMITTED TO VOTE OF STOCKHOLDERS

  The Board of Directors is proposing that the stockholders approve at the 2001 annual meeting the performance-based bonus of the Chairman and Chief Executive Officer of IBP; the President and Chief Operating Officer of IBP; and the Chief Executive Officer of Foodbrands America, Inc., ("Bonus Plan"). Such approval is necessary to satisfy the requirements of Section 162(m) of the Internal Revenue Code to ensure deductibility by the Company of compensation that exceeds one million dollars for purposes of federal corporate income tax.

    Performance-Based Bonus of the Chairman of the Board and the Chief Executive Officer of IBP; the President and Chief Operating Officer of IBP; and the Chief Executive Officer of Foodbrands America, Inc.

   The purpose of the Bonus Plan is to provide compensation to the Chairman and Chief Executive Officer of IBP; the President and Chief Operating Officer of IBP; and the Chief Executive Officer of Foodbrands America, Inc. that is competitive with the industry and that, at the same time, ensures deductibility for purposes of Section 162(m) of the Internal Revenue Code. Section 162(m) requires that any compensation over one million dollars be performance-based (or meet other exceptions provided by the Section) and be approved by stockholders to be deductible. If the Bonus Plan is not approved by stockholders, any compensation that exceeds one million dollars is not deductible.

   The Compensation Committee of the Board of Directors has set the following bonus formulas for the Chairman and Chief Executive Officer of IBP; the President and Chief Operating Officer of IBP; and the Chief Executive Officer of Foodbrands America, Inc. for fiscal year 2001 (this bonus formula is subject to stockholder approval):

Chairman and Chief Executive Officer of IBP - the bonus formula for the Chairman and Chief Executive Officer for fiscal year 2001 shall be calculated by taking the percentage used to calculate the Chairman and Chief Executive's bonus for the first one hundred million of operating earnings from the prior year (1.69 percent in fiscal 2000), times one plus the percent of average salary increase for IBP management for the bonus year expressed in decimal form, the product of which gives the "Derived Percentage". The annual bonus for the Chairman and Chief Executive Officer will be the Derived Percentage of the first one hundred million of operating earnings in 2001 plus one percent of any excess over one hundred million dollars. Earnings from operations for purposes of management bonuses are calculated prior to the effects of pushdown accounting and other non-recurring items;

President and Chief Operating Officer of IBP - the bonus formula for the President and Chief Operating Officer for fiscal year 2001 shall be calculated by taking .3 percent of operating earnings of the Company for fiscal year 2001. Earnings from operations for purposes of management bonuses are calculated prior to the effects of pushdown accounting and other non-recurring items; and

Chief Executive Officer of Foodbrands America, Inc. - the bonus formula for the Chief Executive Officer of Foodbrands America, Inc. ("Foodbrands") for fiscal year 2001 shall be: (a) $1 million if the Foodbrands operations (including Corporate Brand Foods America, Inc., The Bruss Company and other processing operations under Foodbrands) meet target consolidated earnings before interest and taxes ("Target EBIT"); (b) $1 million plus 25% of his base salary if actual results of the Foodbrands operations exceed Target EBIT by 10% or more; or (c) $1 million plus 50% of his base salary if actual results of the Foodbrands operations exceed Target EBIT by 20% or more. "Target
EBIT" for the Foodbrands' operations in 2001 has been set by the management committee at approximately $137 million, plus or minus the last full fiscal year EBIT of any acquired company, or any operation acquired from IBP, that is transferred to the Foodbrands' operations on a pro rata basis (i.e. if an IBP facility has 2000 EBIT of $10 million, and such facility is transferred to the Foodbrands' operation at the end of the second quarter of fiscal year 2001, $5 million will be added to Target EBIT).


                        NEW PLANS BENEFITS (1)

                        Performance-Based Bonus

  Name and Position
  -----------------
Robert L. Peterson, Chairman,
  & Chief Executive Officer, IBP, inc.                   $5,274,787

Richard L. Bond, President &
  Chief Operating Officer, IBP, inc.                     $1,354,436

R. Randolph Devening, Chief Executive
  Officer, Foodbrands America, Inc.                              $0


(1) This table describes the bonus the individuals named above would have received for 2000 under the performance-based bonus program being submitted to stockholders for approval in 2001. Since operating earnings and EBIT are not available for 2001, SEC rules require that the registrant report the amount of benefits receivable as if the plan had been in effect during the prior year. For 2000 the average salary increase for IBP management was 4% and operating earnings for the purpose of calculating IBP's Chairman/CEO and President/COO bonus were $451,478,717. In 2000 EBIT for Foodbrands was a negative $26,951,000.
(2) The performance-based bonus calculations (as proposed, and based on the assumptions made in footnote 1) would be as follows: (i) for the Chairman and Chief Executive Officer of IBP 1.69% (the prior year's percentage) times 1.04 (one plus the percent of average salary increase for management expressed in decimal form), which equals 1.76%, the Derived Percentage. The bonus would then be 1.76% of $100,000,000 plus 1% of $351,478,717 for a total bonus of
  $5,274,787; (ii) for the President and Chief Operating Officer of IBP .3% times operating earnings of $451,478,717 for a total bonus of $1,354,436; and (iii) for the Chief Executive Officer of Foodbrands Target EBIT would be $137,000,000, and actual EBIT was negative $26,951,000, therefore his bonus would be $0.


Section 16(a) Beneficial Ownership Reporting Compliance

   Section  16(a) of the Securities Exchange Act of 1934 requires  the
Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

   Based solely on review of the copies of such forms furnished to the Company, or written representations that forms were not required, the Company believes that during the fiscal year ending December 30, 2000 there was compliance with all Section 16(a) filing requirements applicable to its executive officers and directors.


             INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   The Audit Committee of the Board of Directors of IBP selected PricewaterhouseCoopers LLP as independent public accountants to audit the consolidated financial statements of IBP and its subsidiaries for fiscal year 2000. PricewaterhouseCoopers LLP has audited IBP's financial statements annually since 1995.

   During IBP's two most recent fiscal years there had been no disagreements with IBP's accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, nor has the principal accountant's reports on IBP's financial statements for either of the past two years contained any adverse opinion or disclaimer of opinion, qualification or modification as to uncertainty, audit scope or accounting principles.

   A member of PricewaterhouseCoopers LLP is expected to be present at the annual meeting of stockholders. Such member will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.


                      INCORPORATION BY REFERENCE

   The financial information, supplementary financial information and management's discussion and analysis are incorporated by reference into this proxy statement from the 2000 Annual Report on Form 10-K, a copy of which has been delivered with this proxy statement.


                             OTHER MATTERS

   The Board of Directors is not aware of any other matters to be presented at the meeting. However, if any such matters are presented for action, it is the intention of the proxy holders named in the enclosed proxy card to vote in accordance with their discretion on such matters unless stockholders specify otherwise.

By Order of the Board of Directors




Sheila B. Hagen
Secretary



PROXY CARD

If no direction is given, this proxy will be voted FOR Items 1 and 2.

The Board of Directors Recommends a Vote FOR Item 1.

Item 1 - Election of directors duly nominated.

For     Withheld     Richard L. Bond, John S. Chalsty, Wendy L. Gramm
______  ________     John J. Jacobson, Jr., Eugene D. Leman, Martin Massengale,
                     Robert L. Peterson, and JoAnn R. Smith

         (To withhold authority to vote for any individual nominee, write that nominee's name on the line below)

          ---------------------------------------------------------------

The Board of Directors Recommends a Vote FOR Item 2.

Item 2 - Approval of the performance-based bonus of the Chairman and Chief Executive
Officer; the President and Chief Operating
Officer; and the Chief Executive Officer of Foodbrands America, Inc.

     For      Against    Abstain
     _______  _________  ________

Please mark, date and sign as your name appears below and return it in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should indicate the same when signing. If the signer is a corporation or partnership, please sign in full corporate or partnership name, by President, authorized officer, or authorized partner. If shares are held jointly, each shareholder named should sign.

Date  ___________________________

Signature _______________________

Signature _______________________


-------------------------------------------------------------------
                 FOLD AND DETACH HERE

PLEASE KEEP THIS SECTION OF THE CARD IF YOU PLAN TO ATTEND THE ANNUAL MEETING. THIS TICKET MUST BE PRESENTED FOR ADMISSION TO THE MEETING.

                             ADMISSION TICKET

                             Annual Meeting
                                  of
                                IBP, inc.

                    Thursday, May 31, 2001 - 3:00 P.M.

                                 Agenda

     * Election of Directors
     * Approval of the Performance-Based Bonus Plan
     * Transaction of other business properly brought before the meeting or any adjournment thereof

PLEASE KEEP THIS SECTION OF THE CARD IF YOU PLAN TO ATTEND THE ANNUAL MEETING. tHIS TICKET MUST BE PRESENTED FOR ADMISSION TO THE MEETING.

                                                  PROXY

SOLICITED BY THE BOARD OF DIRECTORS for Annual Meeting of Stockholders

IBP, inc.
IBP World Headquarters
Conference Center
800 Stevens Port Drive
Dakota Dunes, South Dakota  57049

THURSDAY, May 31, 2001 - 3:00 P.M.

The undersigned stockholder hereby appoints Robert L. Peterson and Sheila B. Hagen, or either of them, the proxies of the undersigned to vote, as indicated on the reverse side, all shares registered in the name of the undersigned on all matters which may come before the 2000 Annual Meeting of Stockholders of IBP, inc. or any adjournment thereof.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given such shares will be voted for Items 1 and 2, and in accordance with the discretion of the persons named as proxies on all other businesses.

--------------------------- FOLD AND DETACH HERE -------------------------

PLEASE KEEP THIS SECTION OF THE CARD IF YOU PLAN TO ATTEND THE ANNUAL MEETING. THIS TICKET MUST BE PRESENTED FOR ADMISSION TO THE MEETING.

                                           Annual
                                           Meeting of Stockholders
                                           May 31, 2001 - 3:00 P.M.

In order to assure a quorum, all stockholders are urged to vote by proxy or attend the meeting. However, whether or not you expect to attend, we urge you to read the accompanying Proxy Statement and then complete, sign, date and return the proxy card in the enclosed postage prepaid envelope. It is important that your shares be represented at the meeting. Your promptness will assist us in preparing for the meeting and avoiding the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each proxy card should be completed and returned.


PLEASE KEEP THIS SECTION OF THE CARD IF YOU PLAN TO ATTEND THE ANNUAL MEETING. THIS TICKET MUST BE PRESENTED FOR ADMISSION TO THE MEETING.